THE TAIWAN FUND, INC. REVIEW
August 2005

HSBC Investments (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market review:
The Taiwan Stock Exchange Index (“TAIEX”) declined by 7% in U.S. dollar terms in August mainly due to: (1) disappointing second quarter 2005 corporate earnings, (2) the threat that increased oil prices and rising interest rates may dampen US consumption prospects, and (3) fear of slowing Personal Computer (“PC”) demand after Dell’s warnings of PC inventory issues. Both foreign investors and local mutual funds were net sellers, with net selling amounting to NT$8.7 billion and NT$13.5 billion, respectively. Proprietary traders also remained net sellers with net selling amounting to NT$ 5.6 billion. On the economic front, the leading indicator in July declined to 106.9, -0.7% compared to the previous month. The Consumer Price Index (“CPI”) in August was 3.6%, an increase of 2.1% compared to the previous month, mainly caused by higher food prices due to the typhoon impact. M2 Money (a measure of total money supply that includes circulating cash, savings and other time deposits) supply growth was 6.5% in July, with year to date growth rate of 6.1%, which is considered moderate for the equity market. In terms of sector performance, most major sectors declined, including technology (-5.7%), financials (-5.3%), shipping (-5.2%) and construction (-3.2%). Defensive sectors such as steel (+5.3%) and plastics (+1.1%) were outperformers during the month as funds shifted into those sectors.
Fund Performance Review:
The Fund underperformed its benchmark by 0.4% in August. Despite an underweight position, the banking sector contributed positively to performance. However, overweight positions in handset and Integrated Circuit (“IC”) design sectors contributed to the Fund’s overall negative performance.
Investment Strategy:
Due to slowing demand from China and increasing supply from new capacities, cyclical sectors have likely reached their cyclical peaks and margins may contract and earnings may decline in the coming few quarters. We therefore plan to underweight the industrial cyclical sectors, such as steel, petrochemical, paper and textile. On the other hand, we plan to overweight the technology sector due to the following factors: (1) technology seasonal momentum remains on track, with expected 25% to 30% earnings growth in the second half of 2005 as compared to the first half of 2005, (2) technology product demand still remains strong, and (3) the positive market impact of abundant liquidity in Taiwan. In addition, some other factors appear positive for the technology sector, including rising utilization rates in most semiconductor companies, strong demand for notebook PCs and handsets and the upcoming peak season for consumer electronics products. Therefore, we expect that the share prices of technology companies should continue to outperform in the coming two months. Due to the factors mentioned above, we believe Taiwan’s stock market has a 5% to 8% upside potential before the end of 2005. We also plan to underweight financial shares due to the slow progress of financial reform and slowing growth of loan demand (7.3% in July). Our future focus will be technology stocks with good value and expected stable earnings growth in the third and fourth quarters of 2005.
Total Fund Sector Allocation

As of 08/31//05	% of	% of
	Total Fund	TAIEX
PC & Peripherals	20.1	13.78
IC Design	14.6	3.34
Electronics	10.9	4.24
TFC-LCD	10.2	5.12
Semiconductor Manufacturing	9.1	14.16
Finance	6.7	18.66
Electronic Components	6.5	1.29
Telecommunication	5.8	8.21
Memory IC	3.7	1.75
Iron & Steel	3.5	3.01
Plastics	2.0	10.39
Transportation	1.7	2.53
Others	0.0	1.85
Textiles	0.0	1.45
Chemicals	0.0	1.29
Automobile	0.0	1.29
Electric & Machinery	0.0	1.21
Computer Service and Software	0.0	1.12
Construction	0.0	1.01
Cement	0.0	0.86
Wholesale & Retail	0.0	0.82
Foods	0.0	0.62
Rubber	0.0	0.61
Elec. Appliance & Cable	0.0	0.47
Glass & Ceramics	0.0	0.34
Paper & Pulp	0.0	0.33
Tourism	0.0	0.25
Biotech	0.0	0.00
Securities	0.0	0.00
Total	94.8	100.00
Cash	5.2

Technology	80.9	53.01
Non-Technology	7.2	28.33
Financial	6.7	18.66
Total Net Assets: US$241.55Million
Top 10 Holdings of Total Fund Portfolio

As of 08/31/05	% of Total Portfolio

MediaTek, Inc.	7.00

Hon Hai Precision Industry Co. Ltd.	5.50

Silicon Intergrated Systems Corp.	4.79

Taiwan Semiconductor Manufacturing Co.	4.69

Chi Mei Optoelectronics Corp.	4.47

Asustek Computer, Inc.	4.47

Au Optronics Corp.	3.83

Tripod Technology Corp.	3.76

Powerchip Semiconductor Corp.	3.67

Chinatrust Financial Holding Co. Ltd.	3.56

Total	45.74

NAV: US$14.76      Price: US$13.34      Discount: -9.62%
No. of Shares: 16.4Million

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	-7.40	-6.98
Fiscal Year to Date**	15.77	8.81
One Year	15.77	8.81
Three Years	9.38	9.81
Five years	-6.87	-5.55
Ten Years	1.32	0.52
Since Inception	9.65	10.36
*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the Taiwan Stock Exchange Index (“TAIEX”) are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.
** The Fund’s fiscal year commences on September 1.
Premium/Discount of TWN
Market Data

	As of 07/31/05	As of 08/31/05
TAIEX	6311.98	6033.47
% change in NTD terms	1.12	-4.41
% change in USD terms	0.41	-6.98
NTD Daily avg. trading volume (In Billions)	95.40	78.89
USD Daily avg. trading volume (In Billions)	2.99	2.41
NTD Market Capitalization (In Billions)	14642.27	14526.42
USD Market Capitalization (In Billions)	459.44	443.55
FX Rate: (NT$/US$)	31.87	32.750

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager:

2